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                                                                  EXHIBIT 6.25


                                  AGREEMENT


        WHEREAS, I, JEROME J. CONGLETON, of College Station, Texas hereinafter referred to as "assignor", am the sole owner of the entire, right, title, and interest in and to U.S. Patent No. 4,552,404, titled "Neutral Body Posture Chair", filed on October 12, 1983, and issued on November 12, 1985; and,

        WHEREAS, NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation with offices located at 3904 N. Texas Avenue, Bryan, Texas, 77803, hereinafter referred to as "assignee", is desirous of acquiring the entire right, title and interest in the same;

        NOW, therefore, in consideration of:
                (a) the sum of thirty thousand dollars ($30,000.00), payable in two installments of fifteen thousand dollars ($15,000.00) each, receipt of the first installment of which is hereby acknowledged, with the second installment payable no later than twelve (12) months from the date of execution of this Assignment; and
                (b) twenty five percent (25%) of net royalties (1) collected by assignee from third parties for products manufactured, used, or sold under license or sublicense of said U.S. Patent No. 4,552,404, and other good and valuable consideration,

        I, the assignor, by these presents do sell, assign, and transfer unto said assignee the entire right, title, and interest in and to said Patent aforesaid; the same to be held and enjoyed by the said assignee for his own use and behoove, and for his legal representatives and assigns, to the full end of the term for which said Patent is granted, as fully and entirely as the same would have been held by me had this assignment and sale not been made.

                                         Signed: /s/ JEROME J. CONGLETON
                                                 ------------------------------
                                                     Jerome J. Congleton
















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Executed this 5th day of March, 1997, at Bryan, State of Texas, County of
Brazos.

Before me personally appeared said Jerome J. Congleton and acknowledged the foregoing instrument to be his free act and deed this 5th day of March, 1997.

  SEAL                                              /s/ Konny Griffin
  ------------------------------------  --------------------------------------
                    KONNY GRIFFIN                   Notary Public
  [NOTARY PUBLIC    Notary Public,
   STATE OF TEXAS   State of Texas                 /s/ exp date: 5/24/2000
   STAMP/SEAL]  My Commission Expires
                     MAY 24, 2000
  ------------------------------------